Exhibit 99.1

February 12, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Results for the Fourth Quarter & Full Year 2014

THOMASVILLE, Ga.—Flowers Foods, Inc. (NYSE: FLO), the nation’s second-largest producer and marketer of fresh packaged bakery foods, today reported results for its 13-week fourth quarter and 53-week fiscal year ended January 3, 2015.

Summary

	For the 13 Week Period Ended 1/3/15	For the 12 Week Period Ended 12/28/13	% Chg.	For the 53 Week Period Ended 1/3/15	For the 52 Week Period Ended 12/28/13	% Chg.
	(Dollars in millions, except per share data)
Sales*	$877.3	$840.0	4.4%	$3,749.0	$3,732.6	0.4%
Adjusted operating income (EBIT)**	$62.6	$57.6	8.8%	$300.1	$302.9	(0.9)%
% of sales	7.1%	6.9%		8.0%	8.1%
Adjusted net income**	$41.7	$38.8	7.3%	$192.1	$192.3	(0.1)%
% of sales	4.7%	4.6%		5.1%	5.2%
Adjusted net income per diluted share**	$0.20	$0.18	11.1%	$0.90	$0.91	(1.1)%

Percentages may not compute due to rounding.

*	Prior period sales have been revised. See explanation below.
**	See reconciliation of non-GAAP measures in the financial statements following this release.

Fourth Quarter Highlights

•	For the 13-week fourth quarter of fiscal 2014, sales increased 4.4% compared to the 12-week fourth quarter last year. This increase reflected the impact of the additional week, which increased sales by 7.5%, negative net price/mix of 0.5%, and decreased volume of 2.6%.

•	Adjusted earnings before income taxes, depreciation, and amortization (EBITDA) for the quarter improved to 10.6% of sales as compared to 10.3% of sales during last year’s fourth quarter.

•	Sales of the acquired bread brands – Wonder, Home Pride, Merita, and Butternut – continued to grow sequentially, driving sales in our expansion markets, which contributed 1.6% to overall sales growth during the quarter (1.1% excluding week 53).

•

During the quarter, the company: (i) recognized a previously announced pension settlement charge of $15.4 million, or $0.05 per diluted share; (ii) revised net sales due to the classification of certain immaterial discounts; and (iii) recorded an asset impairment charge of $5.8 million or $0.02 per diluted share, related to the sale of certain acquired Hostess bread assets. The pension settlement charge and the asset impairment are excluded from the discussion that follows. Reconciliations of non-GAAP measures are included in the financial schedules at the end of this release.

•	The company generated $93.7 million of cash flow from operations, paid down debt by $51.1 million, and repurchased 1,000,000 shares of common stock for $19.1 million during the fourth quarter.

•	The company’s board of directors increased the annual dividend rate by 10.4%, to $0.53 per share. Additionally, the board increased the company’s share repurchase authorization by 7.1 million shares to 74.6 million shares. At the end of the fiscal year, there were 14.0 million shares remaining under the increased authorization.

Fiscal 2014 Highlights

•	For the 53-week fiscal 2014, sales increased 0.4% compared to the 52-week prior year. This increase reflected positive net price/mix of 1.1%, decreased volume of 2.8%, contribution from the Sara Lee California acquisition of 0.4%, and the impact of the 53rd week, which increased sales by 1.7%.

•	Nature’s Own posted estimated retail sales of $1.1 billion during fiscal 2014.

•	Adjusted EBITDA for the year improved to 11.4% of sales as compared to 11.3% of sales in the prior year.

•	For the full year, expansion market growth increased total sales by 2.1% (2.0% excluding week 53).

•	During the year, the company paid down debt by $167.9 million, paid dividends totaling $102.3 million, and repurchased 2,014,610 shares of common stock for $38.9 million.

2015 Guidance

•	For the 52-week fiscal 2015, the company issued guidance for sales of $3.786 billion to $3.861 billion and earnings per share of $0.96 to $1.01.

Allen L. Shiver, president and chief executive officer, said, “The gross margin expansion we’ve achieved is evidence of the effort put forth by the team to improve efficiencies throughout the company, grow sales in our expansion markets, and lower input costs. Going forward, we remain committed to growing sales and earnings as we offer exceptional service to our customers, enhance the quality of our products, and innovate to provide fresh bakery foods with the qualities today’s consumer desires.

“In our DSD Segment this quarter, excluding the effect of week 53, we saw strong results from Wonder and our other branded white breads, as well as volume growth and improved pricing in our DSD foodservice business. However, overall sales declined primarily due to declines in store branded business and competitive pressure on our cake brands.

“In our Warehouse Segment this quarter, excluding the effect of week 53, we experienced lower cake volume due to competition in the market. The divestiture of our Fort Worth, Texas foodservice tortilla operation also contributed to the sales decline during the quarter.

“Adjusted earnings for the quarter grew when compared to the year ago quarter, excluding the effect of week 53. The team has worked hard this year to right-size the business and improve manufacturing efficiencies and we are confident these efforts will drive our ability to deliver on our fiscal 2015 commitments.” Shiver said.

Outlook for 2015

R. Steve Kinsey, executive vice president and chief financial officer, said, “For the 52-week fiscal 2015, the company expects sales to be $3.786 to $3.861 billion and earnings per share to be $0.96 to $1.01. Capital expenditures are forecasted to be $85 million to $95 million.

Commenting on the 2015 guidance, Shiver said, “We continue to find opportunities to grow in our core and expansion markets as we leverage our brand strength, efficient bakeries, distribution networks, customer relationships, and, most importantly, our motivated and experienced team. We also continue to monitor the landscape for acquisitions that will complement and enhance our overall business. As ever, we are focused on the consumer and making certain our products continue to meet their expectations by simplifying ingredients, improving packaging, and introducing new items.”

Fourth Quarter 2014 Results

For the 13-week fourth quarter of 2014, sales increased 4.4% to $877.3 million. In last year’s 12-week fourth quarter, sales were $840.0 million. The additional week during the quarter increased sales by 7.5% but was offset by negative net price/mix of 0.5% and decreased volume of 2.6%. The negative net price/mix was due primarily to a competitive promotional environment. Overall volume declines were driven primarily by decreases in the store-branded cake business, the store-branded bread and rolls business, and foodservice products.

Adjusted net income for the quarter was $41.7 million, or $0.20 per diluted share, compared to last year’s fourth quarter adjusted net income of $38.8 million, or $0.18 per diluted share.

Gross margin (excluding depreciation and amortization) as a percent of sales was 48.3%, up 160 basis points compared to 46.7% during last year’s fourth quarter. Increased manufacturing efficiencies, reduced outside purchases of product, and lower input costs all contributed to the improved gross margin, partially offset by lower volumes.

For the quarter, selling, distribution, and administrative (SD&A) costs as a percent of sales were 37.7%. Including acquisition-related costs of $0.5 million in the fourth quarter last year, SD&A was 36.5% of sales. Increased distributor delivery fees due to the conversion to independent distributors and higher workforce-related costs drove the higher SD&A costs as a percentage of sales, as did decreased volume.

Depreciation and amortization expenses as a percent of sales for the quarter remained relatively consistent compared to last year’s fourth quarter. Net interest expense decreased for the quarter compared to last year’s fourth quarter primarily due to increased interest income associated with an increase in outstanding distributor notes receivable and lower outstanding debt obligations as compared to the prior year quarter.

The effective tax rate for the quarter was 30.7% compared to 29.5% in last year’s fourth quarter. This increase is due to a decrease in discrete tax benefits recorded this quarter compared to the prior year’s fourth quarter.

Adjusted earnings before interest and taxes (EBIT) was $62.6 million, or 7.1% of sales, compared to last year’s fourth quarter of $57.6 million, or 6.9% of sales. During the fourth quarter of this year, carrying costs of $4.7 million related to the acquired closed Hostess facilities negatively affected adjusted EBIT margin by 50 basis points as a percent of sales. In the fourth quarter of last year, carrying costs of $5.3 million for these facilities negatively affected adjusted EBIT margin by 60 basis points as a percent of sales.

Adjusted EBITDA was $92.9 million, or 10.6% of sales, compared to last year’s fourth quarter adjusted EBITDA of $86.3 million, or 10.3% of sales. During the fourth quarter of this year, carrying costs of $2.9 million related to the acquired Hostess facilities negatively affected adjusted EBITDA margin by 30 basis points as a percent of sales. In the fourth quarter of last year, carrying costs for these facilities were $2.9 million and negatively affected adjusted EBITDA margin by 30 basis points as a percent of sales.

Segment Results for the Quarter

The segment results reflect a shift of the company’s tortilla operation from the Warehouse Segment to the DSD Segment at the beginning of 2014. For comparison purposes, prior year information has been recast to reflect this change.

DSD (85% of Q4 sales): During the quarter, the company’s DSD sales were $742.3 million, up 5.8% as compared to the prior year quarter, reflecting volume declines of 1.2%, negative net price/mix of 0.6%, and a positive 7.6% impact from the extra week. The negative net price/mix was primarily driven by a competitive promotional environment. The decrease in volume was primarily the result of decreases in store branded products, partially offset by volume gains in branded white and variety bread.

Adjusted income from operations for the DSD Segment was $63.1 million, or 8.5% of sales, for the quarter compared to $57.7 million, or 8.2% of sales in last year’s fourth quarter. Lower ingredient costs and improved efficiencies contributed to the increase in margins when compared to the prior year. Carrying costs related to the acquired Hostess facilities were $4.7 million, which negatively affected the DSD Segment’s EBIT margin by 60 basis points. In the fourth quarter of 2013, carrying costs of the acquired facilities were $5.3 million and negatively affected the DSD Segment’s prior year EBIT margin by 80 basis points.

Warehouse (15% of Q4 sales): Sales through warehouse delivery decreased 2.3%, to $135.1 million, reflecting volume decreases of 7.0%, negative net price/mix of 2.4%, and an increase of 7.1% due to the extra week.

Income from operations for the Warehouse Segment was $12.0 million, or 8.9% of sales for the quarter compared to $9.3 million, or 6.7% of sales in last year’s fourth quarter. This increase was due primarily to improved margins achieved by exiting certain low-margin business and improved efficiencies, partially offset by a decline in sales volumes.

Fiscal 2014 Results

For the 53-week fiscal 2014, sales increased 0.4% to $3.749 billion. The 53rd week increased sales by 1.7%, and the Sara Lee California acquisition added 0.4% to the sales increase. Favorable price/mix of 1.1% was more than offset by volume declines of 2.8%. Growth in expansion markets contributed 2.1% (2.0% excluding week 53) to overall sales growth, offset by promotional activity and decreased branded cake, store brand cake and bread, and foodservice sales.

Adjusted net income for the year was $192.1 million, or $0.90 per diluted share, compared to last year’s adjusted net income of $192.3 million, or $0.91 per diluted share. The extra week during fiscal 2014 added $0.01 per diluted share. As a result of owning the acquired Hostess facilities for the entirety of fiscal 2014, carrying costs negatively affected adjusted EPS $0.06 in fiscal 2014 versus $0.03 in fiscal 2013.

Gross margin (excluding depreciation and amortization) as a percent of sales in fiscal 2014 was 48.0%, up 80 basis points compared to 47.2% in fiscal 2013. Increased manufacturing efficiencies, reduced outside purchases, and lower input costs all contributed to the improved gross margin, partially offset by volume declines.

For the year, adjusted SD&A costs as a percent of sales were 36.5%, excluding income of $1.8 million relating to the tortilla operation divestiture in fiscal 2014. Excluding acquisition-related costs of $17.8 million in fiscal 2013, prior year adjusted SD&A was 35.9% of sales. Increased distributor delivery fees due to the conversion to independent distributors and Lepage integration costs primarily drove the higher SD&A costs as a percentage of sales.

Depreciation and amortization expenses as a percent of sales increased slightly when compared to the prior year due to increased depreciation associated with the acquired facilities and capital improvements. Net interest expense decreased in 2014 compared to 2013 primarily due to higher interest income associated with an increase in outstanding distributor notes receivable.

The effective tax rate for the year was 34.4% compared to 28.4% in fiscal 2013. This increase is due primarily to the effect of the bargain purchase accounting gain in 2013, which positively affected the tax rate by 5.2%.

Adjusted EBIT in fiscal 2014 was $300.1 million, or 8.0% of sales, compared to adjusted EBIT of $302.9 million, or 8.1% of sales in fiscal 2013. In fiscal 2014, carrying costs of $19.5 million related to the acquired Hostess facilities negatively affected adjusted EBIT margin by 50 basis points as a percent of sales. In fiscal 2013, carrying costs for these facilities were $10.6 million and negatively affected adjusted EBIT margin by 30 basis points as a percent of sales. Carrying costs were incurred for only a portion of fiscal 2013.

Adjusted EBITDA in fiscal 2014 was $429.0 million, or 11.4% of sales, compared to adjusted EBITDA of $421.4 million, or 11.3% of sales in fiscal 2013. In fiscal 2014, carrying costs of $11.1 million related to the acquired Hostess facilities negatively affected adjusted EBITDA margin by 30 basis points as a percent of sales. In fiscal 2013, carrying costs of $5.7 million for these facilities negatively affected adjusted EBITDA margin by 20 basis points as a percent of sales. Carrying costs were incurred for only a portion of fiscal 2013.

Segment Results for the Full Year

The segment results reflect a shift of the company’s tortilla operation from the Warehouse Segment to the DSD Segment at the beginning of 2014. For comparison purposes, prior year information has been recast to reflect this change.

DSD (84% of fiscal 2014 sales): During the year, the company’s DSD sales were $3.156 billion, up 2.4% as compared to the prior year, reflecting flat volume, positive net price/mix of 0.2%, positive 0.5% due to the Sara Lee California acquisition, and a positive 1.7% impact from the extra week. Volume growth in branded white and soft variety bread was offset by negative pricing/mix in the branded retail category. Lower volume of store-brand products was partially offset by higher price/mix in that category.

Adjusted income from operations for the DSD Segment was $293.5 million, or 9.3% of sales, for the year compared to $297.0 million, or 9.6% of sales in the prior year. Lower ingredient costs and reduced outside purchases were offset by higher workforce-related costs and by increases in the carrying costs of $8.9 million related to the acquired Hostess facilities, which negatively affected the DSD Segment’s EBIT margin by 20 basis points.

Warehouse (16% of fiscal 2014 sales): Sales through warehouse delivery decreased 9.0%, to $593.4 million, reflecting volume decreases of 10.4%, negative net price/mix of 0.1%, and an increase of 1.5% due to the 53rd week.

Income from operations for the Warehouse Segment was $51.5 million, or 8.7% of sales for the year compared to $51.9 million, or 8.0% of sales in the prior year. This increase in margin percent was due primarily to improved margins achieved by exiting certain low-margin business, lower input costs and improved efficiency, partially offset by a decline in sales volumes.

Cash Flow

Cash flow from operating activities was $93.7 million during the fourth quarter and $314.0 million for the full year. The company paid down debt by $51.1 million in the quarter and $167.9 million during the year. Capital expenditures were $25.2 million during the quarter and $83.8 million for the year. Dividends paid totaled $27.8 million for the quarter and $102.3 million for the full year. The company acquired 1,000,000 of its shares of common stock for $19.1 million during the quarter through its share repurchase program, bringing the total number of shares repurchased during the year to 2,014,610 for $38.9 million. There are 14.0 million shares remaining for purchase under the company’s current authorization.

The company expects to reduce the carrying costs of the acquired Hostess facilities by selling non-strategic facilities. During fiscal 2014, net proceeds of approximately $24.2 million were realized from the sale of five bakeries and 17 warehouses.

Sales Revision, Pension Settlement Charge, Asset Impairment

•	During the fourth quarter of fiscal 2014, the company revised net sales for each preceding quarter and the full year. Historically, certain immaterial discounts had been recorded as an expense to SD&A. Those discounts are now recorded as contra revenue. For the effect of this revision on fiscal 2014 and 2013, see the final page of the financial schedules attached to this release.

•	During the fourth quarter of fiscal 2014, the company consummated the previously announced one-time lump sum settlement offer made to certain eligible former employees, relating to its two defined benefit pension plans, by distributing $50.4 million in lump sums from existing plan assets in December 2014. In connection with this distribution, the company recognized a settlement charge of $15.4 million, or $0.05 per diluted share during the fourth quarter of fiscal 2014.

•	During the fourth quarter of fiscal 2014, the company recognized an impairment loss of $5.8 million, or $0.02 per diluted share, to the amount expected to be realized from the sale of certain acquired Hostess bread assets.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its fourth quarter 2014 earnings conference call over the Internet at 11:00 a.m. (Eastern) on February 12, 2015. The call will be broadcast live on Flowers’ website, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2014 sales of $3.7 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, gross margin excluding depreciation and amortization, adjusted selling, distribution and administrative costs, and adjusted income from operations for the DSD segment to measure the performance of the company and its operating divisions.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin, adjusted selling, distribution and administrative costs, and adjusted income from operations for the DSD segment exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin, and adjusted income from operations for the DSD segment may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of GAAP SD&A to adjusted SD&A, and a reconciliation of net income per diluted common share to adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Paul Baltzer (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Sales	$877,333	$839,989	$3,748,973	$3,732,616
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	453,759	447,511	1,950,633	1,972,221
Selling, distribution and administrative expenses	330,661	306,656	1,368,289	1,356,742
Depreciation and amortization	30,275	28,722	128,961	118,491
Impairment of assets	5,819	0	10,308	0
Pension plan settlement loss	15,387	0	15,387	0
Gain on acquisition	0	0	0	(50,071)

Income from operations (EBIT)	41,432	57,100	275,395	335,233
Interest expense, net	(1,025)	(2,434)	(7,341)	(12,860)

Income before income taxes (EBT)	40,407	54,666	268,054	322,373
Income tax expense	12,397	16,146	92,315	91,479

Net income	$28,010	$38,520	$175,739	$230,894

Net income per diluted common share	$0.13	$0.18	$0.82	$1.09

Diluted weighted average shares outstanding	213,089	212,575	213,092	211,927

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Sales:
Direct-Store-Delivery	$742,275	$701,747	$3,155,607	$3,080,255
Warehouse Delivery	135,058	138,242	593,366	652,361

	$877,333	$839,989	$3,748,973	$3,732,616

EBITDA:
Direct-Store-Delivery (1)	$83,891	$82,638	$398,112	$449,455
Warehouse Delivery	15,566	12,813	66,617	67,417
Unallocated Corporate (2)	(27,750)	(9,629)	(60,373)	(63,148)

	$71,707	$85,822	$404,356	$453,724

Depreciation and Amortization:
Direct-Store-Delivery	$26,595	$24,988	$113,881	$102,341
Warehouse Delivery	3,517	3,538	15,166	15,483
Unallocated Corporate	163	196	(86)	667

	$30,275	$28,722	$128,961	$118,491

EBIT:
Direct-Store-Delivery (1)	$57,296	$57,650	$284,231	$347,114
Warehouse Delivery	12,049	9,275	51,451	51,934
Unallocated Corporate (2)	(27,913)	(9,825)	(60,287)	(63,815)

	$41,432	$57,100	$275,395	$335,233

(1)	The 13 week and 53 week periods ended January 3, 2015 include an asset impairment charge of $5.8 million and $10.3 million, respectively. The 52 week period ended December 28, 2013 includes a bargain purchase gain on acquisition of $50.1 million.
(2)	The 13 week and 53 week periods ended January 3, 2015 include a pension plan settlement loss of $15.4 million.

NOTE: At the beginning of fiscal 2014, we reclassified our tortilla facility from the Warehouse Delivery segment to the Direct-Store-Delivery segment and restated the prior year information.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

January 3, 2015
Assets
Cash and Cash Equivalents	$7,523
Other Current Assets	426,553
Property, Plant & Equipment, net	807,458
Distributor Notes Receivable (includes $20,283 current portion)	182,188
Other Assets	51,119
Cost in Excess of Net Tangible Assets, net	927,929

Total Assets	$2,402,770

Liabilities and Stockholders’ Equity
Current Liabilities	$281,057
Long-term Debt and Capital Leases (includes $34,496 current portion) 763,436
Other Liabilities	235,233
Stockholders’ Equity	1,123,044

Total Liabilities and Stockholders’ Equity	$2,402,770

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 13 Week Period Ended	For the 53 Week Period Ended
	January 3, 2015	January 3, 2015
Cash flows from operating activities:
Net income	$28,010	$175,739
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	56,841	178,484
Pension contributions and changes in assets and liabilities	8,877	(40,253)

Net cash provided by operating activities	93,728	313,970

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,214)	(83,778)
Other	22,210	50,465

Net cash disbursed for investing activities	(3,004)	(33,313)

Cash flows from financing activities:
Dividends paid	(27,809)	(102,302)
Exercise of stock options, including windfall tax benefit	4,658	28,893
Stock repurchases	(19,125)	(38,916)
Proceeds from debt borrowings	232,300	1,175,200
Debt and capital lease obligation payments	(283,427)	(1,343,087)
Other	2,127	(1,452)

Net cash disbursed for financing activities	(91,276)	(281,664)

Net decrease in cash and cash equivalents	(552)	(1,007)
Cash and cash equivalents at beginning of period	8,075	8,530

Cash and cash equivalents at end of period	$7,523	$7,523

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net income per diluted common share	$0.13	$0.18	$0.82	$1.09
Asset impairment/Tortilla facility divestiture	0.02	—	0.03	—
Pension plan settlement loss	0.05	—	0.05	—
Gain on acquisition	—	—	—	(0.24)
Acquisition costs, net of Beefsteak break-up fee	—	—	—	0.06

Adjusted net income per diluted common share	$0.20	$0.18	$0.90	$0.91

	Reconciliation of Gross Margin
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Sales	$877,333	$839,989	$3,748,973	$3,732,616
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	453,759	447,511	1,950,633	1,972,221

Gross Margin excluding depreciation and amortization	423,574	392,478	1,798,340	1,760,395
Less depreciation and amortization for production activities	20,044	19,849	87,846	80,969

Gross Margin	$403,530	$372,629	$1,710,494	$1,679,426

Depreciation and amortization for production activities	$20,044	$19,849	$87,846	$80,969
Depreciation and amortization for selling, distribution and administrative activities	10,231	8,873	41,115	37,522

Total depreciation and amortization	$30,275	$28,722	$128,961	$118,491

	Reconciliation of Selling, Distribution and Administrative Expenses
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Selling, distribution and administrative expenses	$330,661	$306,656	$1,368,289	$1,356,742
Effect of tortilla facility divestiture	—	—	1,817	—
Acquisition costs, net of Beefsteak break-up fee	—	(495)	—	(17,776)

Adjusted selling, distribution and administrative expenses	$330,661	$306,161	$1,370,106	$1,338,966

	Reconciliation of Net Income to Adjusted EBITDA
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net income	$28,010	$38,520	$175,739	$230,894
Income tax expense	12,397	16,146	92,315	91,479
Interest expense, net	1,025	2,434	7,341	12,860
Depreciation and amortization	30,275	28,722	128,961	118,491

EBITDA	71,707	85,822	404,356	453,724
Asset impairment/Tortilla facility divestiture	5,819	—	9,301	—
Pension plan settlement loss	15,387	—	15,387	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	495	—	17,776

Adjusted EBITDA	$92,913	$86,317	$429,044	$421,429

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Adjusted EBITDA	$92,913	$86,317	$429,044	$421,429
Adjustments to reconcile net income to net cash provided by operating activities	26,566	4,890	49,523	32,978
Pension contributions and changes in assets and liabilities	8,877	(21,908)	(40,253)	(61,808)
Income taxes	(12,397)	(16,146)	(92,315)	(91,479)
Interest expense, net	(1,025)	(2,434)	(7,341)	(12,860)
Asset impairment/Tortilla facility divestiture	(5,819)	—	(9,301)	—
Pension plan settlement loss	(15,387)	—	(15,387)	—
Acquisition costs, net of Beefsteak break-up fee	—	(495)	—	(17,776)

Cash Flow From Operations	$93,728	$50,224	$313,970	$270,484

	Reconciliation of EBIT to Adjusted EBIT
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
EBIT	$41,432	$57,100	$275,395	$335,233
Asset impairment/Tortilla facility divestiture	5,819	—	9,301	—
Pension plan settlement loss	15,387	—	15,387	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	495	—	17,776

Adjusted EBIT	$62,638	$57,595	$300,083	$302,938

	Reconciliation of Net Income to Adjusted Net Income
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net income	$28,010	$38,520	$175,739	$230,894
Asset impairment/Tortilla facility divestiture	3,747	—	6,452	—
Pension plan settlement loss	9,910	—	9,910	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	328	—	11,465

Adjusted net income	$41,667	$38,848	$192,101	$192,288

	Reconciliation of EBIT to Adjusted EBIT - DSD
	For the 13 Week Period Ended	For the 12 Week Period Ended	For the 53 Week Period Ended	For the 52 Week Period Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
EBIT	$57,296	$57,650	$284,231	$347,114
Asset impairment/Tortilla facility divestiture	5,819	—	9,301	—
Gain on acquisition	—	—	—	(50,071)

Adjusted EBIT	$63,115	$57,650	$293,532	$297,043

Flowers Foods, Inc.

Sales Bridge

For the 13 Week Period Ended January 3, 2015	Volume	Net Price/Mix	Acquisition	12 week vs. 12 Week Comparison	Week 53	Total Sales Change
Direct-Store-Delivery	-1.2%	-0.6%	0.0%	-1.8%	7.6%	5.8%
Warehouse Delivery	-7.0%	-2.4%	0.0%	-9.4%	7.1%	-2.3%
Total Flowers Foods	-2.6%	-0.5%	0.0%	-3.1%	7.5%	4.4%

For the 53 Week Period Ended January 3, 2015	Volume	Net Price/Mix	Acquisition	52 week vs. 52 Week Comparison	Week 53	Total Sales Change
Direct-Store-Delivery	0.0%	0.2%	0.5%	0.7%	1.7%	2.4%
Warehouse Delivery	-10.4%	-0.1%	0.0%	-10.5%	1.5%	-9.0%
Total Flowers Foods	-2.8%	1.1%	0.4%	-1.3%	1.7%	0.4%

Flowers Foods, Inc.

Sales Revision

(000’s omitted)

Consolidated	Fiscal 2014			Fiscal 2013
	Sales Prior to Revision	Revision	Sales As Revised	Sales Prior to Revision	Revision	Sales As Revised
First Quarter	$1,159,760	$(5,843)	$1,153,917	$1,130,810	$(5,888)	$1,124,922
Second Quarter	$877,378	$(4,587)	$872,791	$898,153	$(4,577)	$893,576
Third Quarter	$849,360	$(4,428)	$844,932	$878,492	$(4,363)	$874,129
Fourth Quarter	$881,134	$(3,801)	$877,333	$843,550	$(3,561)	$839,989
Full Year	$3,767,632	$(18,659)	$3,748,973	$3,751,005	$(18,389)	$3,732,616

DSD Segment	Fiscal 2014			Fiscal 2013
	Sales Prior to Revision	Revision	Sales As Revised	Sales Prior to Revision	Revision	Sales As Revised
First Quarter	$968,965	$(5,843)	$963,122	$922,762	$(5,888)	$916,874
Second Quarter	$740,951	$(4,587)	$736,364	$740,709	$(4,577)	$736,132
Third Quarter	$718,274	$(4,428)	$713,846	$729,865	$(4,363)	$725,502
Fourth Quarter	$746,076	$(3,801)	$742,275	$705,308	$(3,561)	$701,747
Full Year	$3,174,266	$(18,659)	$3,155,607	$3,098,644	$(18,389)	$3,080,255

Note: The Warehouse Segment was not impacted by the sales revision.